Exhibit 99.3

UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 5, 2016, Mattress Firm, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Mattress Firm Holding Corp., a Delaware corporation (the “Company”) acquired all of the outstanding equity interests in HMK Mattress Holdings LLC (“Sleepy’s”) for an aggregate purchase price of $780.0 million, subject to working capital and other customary purchase price adjustments (the “Acquisition”).  The purchase price payable to the selling equityholders of HMK Mattress Holdings LLC was reduced by certain payment obligations of Sleepy’s, including the repayment of certain indebtedness of Sleepy’s. The Company funded a portion of the cash purchase price for the Sleepy’s acquisition by borrowing a net amount of approximately $749.2 million under its Senior Credit Facility.  $104.1 million of the borrowings came from the asset- based revolving (“ABL”) portion of the credit agreement and $645.1 million (gross of $665.0 million, less a debt discount of $19.9 million) came from the Term Loan portion of the credit agreement.  A portion of the cash purchase price was funded by capital that the Company raised by issuing an aggregate of 699,300 shares of its common stock to Steve Stagner, its chief executive officer at the time, and certain investment funds affiliated with J.W. Childs Associates, Inc., an existing stockholder.  The remainder of the Sleepy’s purchase price was paid by the Company through the issuance of an aggregate of 1,062,936 shares of its common stock to certain affiliates of Adam Blank, the chief operating officer and general counsel of Sleepy’s immediately prior to the closing of the acquisition, and Calera Capital Partners IV, L.P. (“Calera”) in exchange for the aggregate equity value that Mr. Blank and Calera held in HMK Mattress Holdings LLC.

The unaudited pro forma condensed combined balance sheet as of February 2, 2016, combine the historical consolidated balance sheets of the Company as of February 2, 2016 and HMK Mattress Holdings LLC as of January 2, 2016, respectively, and give effect to the Acquisition as if it had been completed on February 2, 2016.  The unaudited pro forma condensed combined statements of operations for the fiscal year ended February 2, 2016 combine the historical consolidated statements of operations of the Company and HMK Mattress Holdings LLC for the fiscal years ended February 2, 2016 and January 2, 2016, respectively, and give effect to the Acquisition as if it had been completed on February 4, 2015.  The historical financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.  The notes to the unaudited pro forma condensed combined financial statements describe the pro forma amounts and adjustments presented below.

Certain reclassifications have been made to the historical consolidated financial statements of HMK Mattress Holdings LLC in order to provide comparability in presentation as compared to the historical consolidated financial statements of the Company.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (the “SEC”). The pro forma adjustments reflecting the completion of the Acquisition are based upon the acquisition method of accounting in accordance with the provisions of ASC 805, Business Combinations, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited condensed combined balance sheet of the Company as of February 2, 2016 reflects the preliminary acquisition-date fair values of the identifiable assets acquired and liabilities assumed, including an amount for goodwill, utilizing information currently available.  The final acquisition accounting amounts will be determined after completion of an analysis of the fair value of Sleepy’s assets and liabilities, and the preliminary amounts will be adjusted upon completion of the final valuation. The final valuation is expected to be completed as soon as practicable, but not later than one year after the consummation of the Acquisition.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operation that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience going forward. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Acquisition. These financial statements also do not include any integration costs, dis-synergies or remaining future transaction costs that the Company may incur related to the Acquisition as part of combining the operations of the two companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K for the fiscal year ended February 2, 2016 (filed with the SEC on April 4, 2016), as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such report.

UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET

	Historical As of
	February 2,	January 2,
	2016	2016	Pro Forma
	Mattress Firm	HMK Mattress	Transaction		Pro Forma
	Holding Corp.	Holdings LLC	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$1,778	$67,014	$(7,878	)(a)(b)	$60,914
Accounts receivable, net	64,923	1,503	17,714	(a)	84,140
Inventories	161,190	66,653	19,125	(c)	246,968
Prepaid expenses and other current assets	55,176	33,502	—		88,678
Total current assets	283,067	168,672	28,961		480,700
Property and equipment, net	317,451	165,280	31,462	(d)	514,193
Intangible assets, net	214,942	17,081	161,134	(e)	393,157
Goodwill	826,728	29,105	488,476	(h)	1,344,309
Debt issue costs and other, net	23,720	10,068	20,358	(a)(g)(l)	54,146
Total assets	$1,665,908	$390,206	$730,391		$2,786,505
Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$8,664	$34,156	$(9,074	)(a)	$33,746
Accounts payable	164,686	86,495	—		251,181
Accrued liabilities	83,869	54,083	(872	)(a)	137,080
Customer deposits	20,028	20,810	—		40,838
Total current liabilities	277,247	195,544	(9,946)		462,845
Long-term debt, net of current maturities	682,257	194,566	579,203	(a)	1,456,026
Deferred income tax liability	52,299	—	83,609	(i)	135,908
Other noncurrent liabilities	142,623	25,538	(23,770	)(f)	144,391
Total liabilities	1,154,426	415,648	629,096		2,199,170

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 35,356,859 and 35,294,568 shares issued and outstanding at February 2, 2016	353	—	18	(a)(b)	371
Additional paid-in capital	447,357	—	61,813	(a)(b)	509,170
Retained earnings	63,772	(36,729)	36,729	(j)	63,772
Accumulated other comprehensive loss	—	(750)	750	(j)	—
Noncontrolling interest	—	12,037	1,985	(k)	14,022
Total stockholders’ equity	511,482	(25,442)	101,295		587,335
Total liabilities and stockholders’ equity	$1,665,908	$390,206	$730,391		$2,786,505

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical Reclassified Twelve Months Ended
	February 2,	January 2,
	2016	2016	Pro Forma
	Mattress Firm	HMK Mattress	Transaction		Pro Forma
	Holding Corp.	Holdings LLC(a)	Adjustments		Combined

Net sales	$2,541,672	$1,128,040	$—		$3,669,712
Cost of sales	1,590,636	733,440	502	(d)	2,324,578
Gross profit from retail operations	951,036	394,600	(502)		1,345,134
Franchise fees and royalty income	5,232	—	—		5,232
Total gross profit	956,268	394,600	(502)		1,350,366
Operating expenses:
Sales and marketing expenses	621,597	265,543	—		887,140
General and administrative expenses	183,405	106,586	35,758	(b)(d)	325,749
Loss (gain) on disposal and impairment of store assets	7,524	(4,482)	—		3,042
Total operating expenses	812,526	367,647	35,758		1,215,931
Income from operations	143,742	26,953	(36,260)		134,435
Other expense:
Interest expense, net	40,147	11,738	45,265	(c)	97,150
Income before income taxes	103,595	15,215	(81,525)		37,285
Income tax expense	39,073	226	(25,303	)(e)	13,996
Net income	64,522	14,989	(56,222)		23,289

Net income attributable to noncontrolling interest	—	1,910	(230	)(d)	1,680
Net income attributable to controlling interest	$64,522	$13,079	$(55,992)		$21,609

Basic net income per common share	$1.83				$0.58
Diluted net income per common share	$1.82				$0.58

Basic weighted average shares outstanding	35,212,124		1,762,236	(f)	36,974,360
Diluted weighted average shares outstanding	35,540,357		1,762,236	(f)	37,302,593

NOTES TO UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRO-FORMA PRESENTATION

The unaudited pro-forma condensed combined balance sheet as of February 2, 2016 combines the historical consolidated balance sheets of the Company as of February 2, 2016 and HMK Mattress Holdings LLC as of January 2, 2016, respectively, and give effect to the Acquisition as if it had been completed on February 2, 2016. The unaudited pro-forma condensed combined statement of operations for the fiscal year ended February 2, 2016 combines the historical consolidated statement of operations of the Company and HMK Mattress Holdings LLC for their respective fiscal years ended February 2, 2016 and January 2, 2016.  The unaudited pro-forma condensed combined statements of operations give effect to the Acquisition as if it had been completed on February 4, 2015.

NOTE 2: PRO-FORMA ADJUSTMENTS (in thousands)

Adjustments to Balance Sheet

(a)         Total consideration for the Acquisition consisted of the following

Cash	$32,878
Senior Debt Borrowings	749,150
Capital raised through equity issued (1,062,936 shares)	36,831
Working Capital Adj.	(17,714)
Total	$801,145

A portion of this consideration was applied to the payment of $179.0 million of debt (Current of $9.1 million and long-term of $169.9 million), $0.9 million of accrued interest and the incurrence of $25.6 million of loan fees.

(b)   Reflects the sale of 699,300 shares of stock to Steve Stagner and certain investment Funds affiliated with J.W.Childs Associates, Inc. for $25.0 million cash.

(c)   Estimated $19.1 million write-up of inventory to estimated fair value.

(d)   Estimated $31.4 million write-up of property, plant and equipment to estimated fair value.

(e)   Estimated $178.2 million of intangibles, with a useful life of five years, and write-off of existing Sleepy’s intangibles of $17.1 million.

(f)    Estimated $23.8 million write-down of deferred liabilities to estimate fair value.

(g)   Estimated $3.5 million of favorable lease value.

(h)   Estimated $517.6 million of goodwill related to the acquisition and the write-off of existing Sleepy’s goodwill of $29.1 million.

(i)    Estimated $83.6 million deferred tax liability related to Acquisition.

(j)    Elimation of HMK Mattress Holdings LLC members’ deficit and accumulated other comprehensive loss.

(k)   Noncontrolling interest was adjusted by an estimated $2.0 million to a fair value of $14.0 million.

(l)    Estimated $8.7 million of loan fees associated with HMK Mattress Holdings LLC debt written off.

Adjustments to Statements of Operations

(a)         Certain reclassifications have been made to the historical statement of operations of HMK Mattress Holdings LLC in order to provide comparability in presentation as compared to the historical consolidated financial statements of the Company.  These reclassifications are as follows (in thousands).

	Historical	Pro-Forma	Reclassification
Net sales	1,130,375	1,128,040	(2,335)
Fees collected for comfort and warranty exchanges that the Company reflects as an offset to cost of sales.			(2,335)

Cost of sales	463,867	733,440	269,573
Fees collected for comfort and warranty exchanges that the Company reflects as an offset to cost of sales.			(2,335)
Certain store expenses, such as utilities, repairs, store property expense and warehouse expense that the Company reflects in cost of sales.			271,908
Store expenses	494,107	—	(494,107)
Certain store expenses, such as utilities, repairs, store property expense and warehouse expense that the Company reflects in cost of sales.			(271,908)
Certain store expenses, such as sales compensation and advertising, that the Company reflects in sales and marketing expenses.			(222,199)

Sales and marketing expenses	—	265,543	265,543
Certain store expenses, such as sales compensation and advertising, that the Company reflects in sales and marketing expenses.			222,199
Customer financing costs and credit card fees that the Company reflects in sales and marketing expenses instead of general and administrative expense.			43,344

General and administrative expenses	151,606	106,586	(45,020)
Customer financing costs and credit card fees that the Company reflects in sales and marketing expenses instead of general and administrative expense.			(43,344)
Amortization of loan fees is reflected by the Company as interest expense instead of general and administrative expense.			(1,450)
Certain state corporate tax expenses are reflected by the Company in income tax expenses instead of general and administrative expense.			(226)

Gain on asset dispositions	—	4,482	4,482
Gains and losses from the disposal or impairment of assets are reflected by the Company in Gain on asset dispositions instead of other income, net.			4,482

Interest income	216	—	(216)
Interest income is netted against interest expense.			(216)

Interest expense	(10,504)	(11,738)	(1,234)
Interest income is netted against interest expense.			216
Amortization of loan fees is reflected by the Company as interest expense instead of general and administrative expense.			(1,450)

Other income, net	4,482	—	(4,482)
Gains and losses from the disposal or impairment of assets are reflected by the Company in Gain on asset dispositions instead of other income, net.			(4,482)

Income tax expense	—	226	226
Certain state corporate tax expenses are reflected by the Company in income tax expenses instead of general and administrative expense.			226

(b)         Represents amortization expense related to the Sleepy’s intangibles:

Elimination of Sleepy’s amortization	$—
Amortization on purchased intangibles (Assumed five year life)	35,643
Adjustment to G&A expenses	$35,643

(c)          Represents the following adjustments to interest expense:

Elimination of Sleepy’s interest on obligations paid off at closing	$(10,247)
Interest on purchase consideration (assumed interest rate of 6.25% on the Term Loan borrowings and 1.68% on the ABL borrowings)	55,512
Adjustment to interest expense	$45,265

NOTE 2: PRO-FORMA ADJUSTMENTS (CONTINUED) (in thousands)

(d)         Represents depreciation expense related to Sleepy’s property, plant and equipment.

Elimination Sleepy’s depreciation	$(21,406)
Depreciation of purchased PP&E	22,023
Adjustment to depreciation	$617

Depreciation adjustment to G&A expense	$115
Depreciation adjustment to cost of sales	502
Total	$617

Depreciation adjustment related to noncontrolling interest	$230

(e)          Represents normalized federal and state effective tax rate of 38.5% applied to HMK Mattress Holdings LLC pretax historical income plus the pretax income impact of the pro-forma adjustments, HMK Mattress Holdings LLC was not previously subject to state and federal income taxes, but as a wholly-owned subsidiary of the Company will be subject to such taxes.

(f)           Represents additional shares issued as purchase consideration and shares sold to Stagner and J.W. Childs Associates, Inc. to fund purchase consideration.